                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

              Date of Report (Date of earliest event reported):
                       March 9, 1999 (December 31, 1998)


                             SIGNATURE INNS, INC.
         -------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Indiana                        0-9659                 35-1426996
----------------------------      ----------------      ------------------------
(State or other jurisdiction      (Commission File      (I.R.S. Employer Number)
    of incorporation)                                      Identification No.)



250 East 96th Street, Suite 450
Indianapolis, Indiana                                             46240
----------------------------------------                  ---------------------
(Address of principal executive offices                         (Zip Code)



      Registrant's telephone number, including area code:  (317) 581-1111


                                Not Applicable
-------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.
-------

          This Current Report on Form 8-K is being filed to provide the historical financial statements of Signature Inns, Inc., an Indiana corporation ("Signature" or the "Company"), as of the year ended December 31, 1998. In addition, the Company has included Selected Financial Information (pursuant to Item 301 of Regulation S-K) and Management's Discussion and Analysis of Financial Condition and Results of Operations for (i) the year ended December 31, 1998 compared to the year ended December 31, 1997 and (ii) the year ended December 31, 1997 compared to the year ended December 31, 1996 (pursuant to Item 303 of Regulation S-K).


Item 7 (c).
-----------

          The following exhibits are included as part of this Current Report on Form 8-K in connection with the filing of the Company's financial statements:

23.1  Consent of KPMG LLP Independent Certified Public Accountants

27    Financial Data Schedule (for SEC use only)

                                   SIGNATURE
                         SELECTED FINANCIAL INFORMATION

         (dollars in thousands, except per share data, ADR and REVPAR)

   In the table below, is the selected historical consolidated financial data of Signature for each of the five years in the period ended December 31, 1998. You should read the following information in conjunction with the consolidated financial statements, including the notes thereto and management's discussion and analysis of financial condition and results of operations included herewith. We derived the consolidated historical financial data from the audited consolidated financial statements of Signature.

                                             December 31,
                          ------------------------------------------------------
                            1994      1995       1996        1997        1998
                          --------  --------  ----------  ----------  ----------
Balance Sheet Data:
Property and equipment
 (before accumulated
 depreciation)..........  $  9,736  $ 13,796  $   15,685  $  118,873  $  123,708
Property and equipment..     6,543     8,764      10,358     108,671     108,825
Total assets............    14,094    18,014      20,611     124,828     124,010
Total debt..............    10,314    12,360      12,317      71,218      69,650
Stockholders' equity....     3,104     4,791       6,662      48,989      49,033
                                       Year ended December 31,
                          ------------------------------------------------------
                            1994      1995       1996        1997        1998
                          --------  --------  ----------  ----------  ----------
Financial Data:
Hotel revenues..........  $  3,842  $  3,470  $    5,504  $   39,938  $   42,404
Management and franchise
 fees...................     3,022     3,127       3,062         208          94
                          --------  --------  ----------  ----------  ----------
 Total revenues.........     6,864     6,597       8,566      40,146      42,498
Operating costs and ex-
 penses.................     4,686     4,394       6,085      28,862      31,498
                          --------  --------  ----------  ----------  ----------
 Operating income.......     2,178     2,203       2,481      11,284      11,000
Other income (net of ex-
 pense).................       708       415         430         846         666
Interest expense........    (1,275)     (981)     (1,035)     (5,805)     (6,264)
                          --------  --------  ----------  ----------  ----------
 Income before income
  tax expense and
  extraordinary gain
  from debt
  extinguishment........     1,611     1,637       1,876       6,325        5402
Income tax expense......       --         20         217       1,150       1,525
                          --------  --------  ----------  ----------  ----------
 Income before
  extraordinary gain
  from debt
  extinguishment........     1,611     1,617       1,659       5,175       3,877
Extraordinary gain from
 debt extinguishment....       495       --          --          --          --
                          --------  --------  ----------  ----------  ----------
 Net income.............     2,106     1,617       1,659       5,175       3,877
Preferred stock divi-
 dends..................       --        --          --        3,621       3,835
                          --------  --------  ----------  ----------  ----------
 Net income available to
  common stockholders...     2,106     1,617       1,659       1,554          42
Basic and fully diluted
 earnings per common
 share..................      0.92      0.77        0.79        0.74        0.02

Other Data:
Occupancy rate(1).......      67.8%     67.2%       65.9%       64.6%       62.0%
ADR(1)..................  $  53.45  $  55.81  $    57.02  $    58.12  $    60.40
REVPAR(1)...............  $  36.24  $  37.50  $    37.55  $    37.53  $    37.46
Guest room revenues(1)..  $ 36,177  $ 37,440  $   38,329  $   39,588  $   40,659
Room nights available(1)   998,275   998,275   1,020,758   1,054,829   1,085,395
Operating hotels (at pe-
 riod end)(1)...........        23        23          24          25          25
Rooms available (at pe-
 riod end)(1)...........     2,735     2,735       2,859       2,978       2,978
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends(2)...........      1.83      1.90        2.93        1.27        1.00


--------
(1) Represents information for the 25 wholly owned Signature Inns as if they were wholly owned since the beginning of 1994 (as a result of the January 1997 purchase of Signature's interests in 20 hotels previously held in unconsolidated partnerships and three hotels previously held in consolidated joint ventures) and excludes the 40% owned Signature Inn in Carmel, Indiana.
(2) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred stock dividends) to income before extraordinary gain from debt extinguishment. Fixed charges consist of interest costs, amortization of debt discounts and issue costs whether expensed or capitalized and preferred stock dividends in applicable periods. Signature paid preferred stock dividends in 1997 and 1998.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   GENERAL. The consolidated financial statements include the accounts of Signature and its wholly-owned subsidiaries. The equity method is used for investments in hotel limited partnerships in which Signature is a partner with 50% or less ownership and does not exercise legal, financial and operations control.

   During 1996 and through January 1997, Signature used the equity method for its seventeen unconsolidated hotel limited partnerships, which owned a total of twenty hotels. Additionally, the financial statements of three 50% owned hotel affiliates, which each owned one hotel, were included in Signature's consolidated financial statements.

   In January 1997, Signature completed a public offering of 2,256,000 shares of Series A Preferred Stock at $20 per share. Using a portion of the proceeds of the offering, other sources of funds and the assumption of debt, Signature acquired the 23 hotel properties previously owned by affiliated entities. The acquisitions included the purchase of the limited partners' interests in the unconsolidated hotel limited partnerships and also the purchase of the remaining interests in the three 50% owned and consolidated hotel affiliates.

   Two additional Signature-owned hotels which were acquired from non-affiliates began operations in February 1997 (Louisville East) and July 1997 (Springfield). The Springfield hotel was acquired in August 1996 and operations were closed from January 1997 to July 1997 to undergo the conversion to a Signature Inn. The Signature Inn Carmel, owned by an unconsolidated limited partnership, began operations in February 1997, and is the only hotel property not wholly owned by Signature.

   Merger Agreement. On January 27, 1999, Signature and Jameson entered into the merger agreement pursuant to which Signature will merge with and into Jameson. The holders of Signature common stock will receive one-half share of Jameson common stock and a cash payment of $1.50 in exchange for each share of Signature common stock owned. The amount of the cash payment will be reduced if a dividend is declared and paid to the holders of the Signature common stock prior to the consummation of the merger. Such a dividend distribution may be required to distribute all accumulated earnings and profits, as defined under federal tax law, of Signature prior to the merger to protect the REIT status of Jameson. Holders of the outstanding shares of Signature Series A Preferred Stock will receive one share of Jameson Series S Preferred Stock having substantially the same terms as Signature Series A Preferred Stock, including an annual preferred dividend right of $1.70 per share and a liquidation preference of $20.00 per share, for each share of Signature Series A Preferred Stock outstanding at the effective time of the merger. Upon conversion of each share of the new Jameson Series S Preferred Stock (at any time in the future), holders will be entitled to receive 1.04 shares of Jameson common stock and a cash payment of $3.125.

   The merger is subject to (a) approval by Signature's common and preferred shareholders, each voting separately as a single class, (b) approval by the Jameson common shareholders and (c) certain other conditions. It is currently anticipated that the merger will be consummated in the second quarter of 1999.

Results of Operations.

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997.

   Hotel Revenues. Revenues are principally derived from the rental of guestrooms. Other hotel revenues consist of meeting room rentals, charges to guests for long-distance telephone service and vending commissions. Hotel revenues of $42,404,000 for 1998 represented a $2,466,000 increase compared to 1997. Hotel revenues increased primarily as a result of a full year of operations in 1998 for Signature owned hotels compared to a partial year in 1997 because the acquisition of twenty previously unconsolidated Signature Inns occurred on January 24, 1997, the acquisition of the Louisville East hotel occurred in February 1997 and the opening of the Springfield hotel occurred in July 1997.

   Management and Franchise Fees. Revenue from management and franchise fees were earned from the unconsolidated partnership owned hotels prior to the acquisition by Signature in January 1997, plus the Signature Inn Carmel which opened in February 1997. Fees decreased $114,000 for 1998 to $94,000 compared to $208,000 in 1997 as a result of the absence of fees from acquired hotels subsequent to January 24, 1997. This was offset partially by fee income increases from the sole remaining affiliated limited partnership owned hotel (Carmel) which began operations February 1997.

   Direct Hotel Expenses. Direct hotel expenses include costs associated with the operations of the hotels including: compensation and benefit costs, room supplies, certain administrative costs, maintenance, marketing, utilities and property taxes. Direct hotel expenses for 1998 increased $1,263,000 to $23,777,000 compared to $22,514,000 for 1997, primarily as a result of a full twelve months of operating results during 1998 from the hotels acquired and opened during 1997. As a percent of hotel revenues, direct hotel expenses decreased from 56.4% to 56.1%.

   Depreciation, Amortization and Retirements. Depreciation, amortization and retirements increased $1,034,000 to $4,752,000 for 1998 compared to $3,718,000 for 1997, resulting from the acquisitions of the affiliate hotels and Louisville East, the opening of the Springfield hotel and additions to property and equipment for refurbishing and other hotel improvements during 1998.

   Corporate Expenses. Corporate expenses include the costs of general management, office rent, professional fees and other administrative expenses. Corporate expenses for 1998 were $2,745,000 which represented a $115,000 increase compared to 1997. This 4.4% increase is attributable to increased professional fees and employee costs.

   Merger Transaction Costs. In connection with the proposed Jameson merger, and prior strategic alternative transactions which were not consummated, Signature recorded in 1998 merger transaction costs of $224,000 ($161,000 after taxes, or $.08 per common share) for direct and other merger-related costs.

   Equity in Income of Hotel Limited Partnerships. Equity in income of hotel limited partnerships represents Signature's share of the unconsolidated partnerships' income or loss. The 1998 increase in income of $72,000 resulted from the absence of Signature's pro rata share of the acquired hotels subsequent to January 24, 1997, offset slightly by Signature's pro rata share of earnings from the Carmel partnership.

   Interest Income and Expense. Interest income for 1998 increased to $590,000 from $543,000 in 1997 as a result of increased cash balances maintained during 1998. The increase in interest expense for 1998 to $6,264,000 from $5,805,000 resulted from additional debt assumed by Signature during 1997 in connection with the acquired hotels.

   Other. Land sales resulted in the recognition of gains of $53,000 in 1998 and $353,000 for 1997.

   Income Tax Expense. The effective income tax rate for 1998 of 28.2% is higher than the income tax rate of 18.2% in 1997 because the reduction in the deferred tax valuation allowance was lower in 1998 than 1997.

 Year Ended December 31, 1997 Compared With Year Ended December 31, 1996.

   Hotel Revenues. Hotel revenues of $39,938,000 for 1997 represented a $34,434,000 increase compared to 1996. Hotel revenues increased as a result of the acquisition of twenty previously unconsolidated Signature Inns on January 24, 1997, the acquisition of the Louisville East hotel in February 1997 and the acquisition of the Springfield hotel in August 1996. The three previously consolidated hotels experienced decreased revenues of $328,000 resulting from a lower occupancy achieved during 1997, offset partially by increased average daily room rates.

   Management and Franchise Fees. These fees decreased $2,854,000 for 1997 compared to 1996 as a result of the absence of fee income earned subsequent to January 24, 1997, offset by fee income from a new unconsolidated limited partnership owned hotel (Carmel) which began operations February 1997.

   Direct Hotel Expenses. Direct hotel expenses for 1997 increased $19,311,000 to $22,514,000 from $3,203,000 for 1996. Direct hotel expenses primarily increased as a result of the acquisition of twenty previously unconsolidated Signature Inns on January 24, 1997, the acquisition of the Louisville East hotel in February 1997 and the acquisition of the Springfield hotel in August 1996. Direct hotel expenses from the three consolidated hotels increased $183,000, with the remainder of the increase attributable to the acquired hotels. As a percent of hotel revenues, direct hotel expenses decreased from 58.2% to 56.4%.

   Depreciation, Amortization and Retirements. Depreciation, amortization and retirements increased $3,148,000 for 1997 to $3,718,000 from $570,000 for 1996 resulting from the property and equipment and deferred cost increases associated with the acquired hotels.

   Corporate Expenses. Corporate expenses for 1997 were $2,630,000 which represented a $319,000 increase compared to 1996. This 13.8% increase is attributable to increased employee costs and general office related expenses incurred during the ordinary course of business.

   Equity in Income of Hotel Limited Partnerships. Equity in income of hotel limited partnerships represents Signature's share of the unconsolidated partnerships' income or loss. The 1996 equity in income of hotel limited partnerships of $596,000 was attributable to the acquired hotels. The 1997 decrease in income of $645,000 to a loss of $49,000 was the result of the absence of Signature's pro rata share of the acquired hotels subsequent to January 24, 1997, offset slightly by Signature's pro rata share of earnings from Carmel.

   Interest Income and Expense. Interest income for 1997 increased to $543,000 from $207,000 in 1996 as a result of increased cash balances maintained during 1997 resulting mainly from the public offering of Series A Preferred Stock, offset by the absence of $77,000 of interest earned from Signature's loan participation agreements in three hotels during 1996. The increase in interest expense for 1997 to $5,805,000 from $1,035,000 was the result of additional debt assumed by Signature in connection with the acquired hotels.

   Other. Land sales resulted in the recognition of a gain of $353,000 in 1997 compared to a loss of $27,000 in 1996. Also, in 1996 minority interest in earnings of consolidated partnerships was $345,000.

   Income Tax Expense. Signature's annual utilization of its net operating loss carryforwards was limited due to the Series A Preferred Stock offering in January 1997. Accordingly, the effective income tax rate for 1997 of 18.2% was higher than the income tax rate of 11.5% in 1996.

Capital Resources and Liquidity.

   Historically, Signature has funded its operations principally through cash flow from operations and borrowings under certain credit facilities. At December 31, 1998, Signature had $10,047,000 of cash and cash equivalents compared to $11,127,000 at December 31, 1997.

   Net cash provided by operating activities increased to $8,643,000 in 1998 compared to $8,290,000 in 1997, an increase of $353,000. The increase was primarily a net result of earnings, a reduction of income taxes receivable and an increase in deferred income taxes.

   Net cash used by investing activities decreased to $4,271,000 in 1998 compared to $37,670,000 in 1997. The primary element of change from 1997 was the cash used in the 1997 acquisitions.

   Net cash used by financing activities were $5,452,000 in 1998 compared to a net cash provided of $38,512,000 in 1997. The change was primarily the result of net proceeds from the issuance of the Series A Preferred Stock during 1997 of $41,200,000, offset partially by the payment of a full year of preferred stock dividends in 1998.

   The hotel mortgages are secured by hotels and land and bear interest at rates ranging from 7.5% to 10.0% (8.75% and 8.90% weighted average interest rates at December 31, 1998 and 1997, respectively) through maturity dates ranging from 2000 to 2016. The annual scheduled principal payments during the next five years are $1,811,000 in 1999, $7,810,000 in 2000, $6,212,000 in 2001,
$1,758,000 in 2002 and $1,919,000 in 2003.

   Signature believes that the cash generated from operations, along with additional borrowing capabilities and cash balances, will provide adequate liquidity to meet its operating needs, debt service and preferred dividend requirements over the next twelve months.

   Signature may seek to obtain credit facilities or issue corporate debt or equity securities in order to raise additional capital. Any debt incurred or issued by Signature may be secured or unsecured, bear interest at fixed or variable rates, and be subject to such other terms as the Board of Directors of Signature considers appropriate.

Seasonality.

   Demand for hotel accommodations varies seasonally in the Signature Inns hotels' market areas. Typically, the demand for hotel accommodations and correspondingly, occupancy rates for the hotels, will be higher during the period from March through October and lower during the period from November through February.

Supply and Demand.

   In some years, construction of lodging facilities in the United States resulted in an excess supply growth of available rooms compared to the growth in demand, and the excess of supply growth had an adverse effect on occupancy levels and room rates in the industry. The lodging industry may be adversely affected in the future by (i) an excess in supply growth of available rooms,
(ii) national and regional economic conditions, (iii) changes in travel patterns, (iv) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (v) the availability of credit.

Inflation.

   The rate of inflation as measured by changes in the average consumer price index has not had a material effect on Signature's financial condition or results of operations for the periods presented.

Year 2000.

   Signature has completed an assessment of its computer and other operating systems to identify those which could be affected by the "Year 2000" issue. The assessment included the review of corporate and hotel applications, hardware, and software (information technology or "IT"), non-IT areas such as microprocessors and embedded chips, and 3rd parties, including providers of supplies and services. Signature has established a time line for assuring compliance and is monitoring progress toward that end. On going testing of existing systems to determine compliance will be completed by the end of August 1999. Systems that are determined to be non-compliant will be repaired or replaced between May and September.

   Signature relies on third party consultants and suppliers for a variety of its corporate and hotel operations. The remediation phase includes modification to, or replacement of, software, hardware or microprocessors and obtaining assurances from third parties that they have addressed the Year 2000 issue.

   Estimated total costs, excluding internal costs, to complete compliance are $100,000 of which $50,000 or more is anticipated to be capitalized and $50,000 expensed. No material amounts have been expended as of December 31, 1998 for year 2000 remediation. Signature does not track the internal costs incurred for the Year 2000 project (principally the payroll and related costs for its information systems group). The costs of the project have been and will continue to be funded through operating cash flows.

   Signature believes it has an effective program in place to resolve the year 2000 issue in a timely manner. Year 2000 risks include failure to obtain successful testing of hardware/software, failed attempts to obtain vendor compliance and failure on the part of suppliers and service providers. Signature believes that under most reasonably likely worst case scenarios hotel operations could be disrupted, a reduction in hotel occupancy due to lost reservations, or Corporate financial functions could be impaired. Such an event would cause certain processes to revert to manual systems and could have a material adverse impact on Signature's operating results and financial position. Contingency plans to address those risks have not been fully developed, however Signature intends to finalize its contingency plan for those risks by October 1999. Contingency plans will be implemented between October 1 and December 31 for systems that cannot be feasibly repaired or replaced.


Risk Factors.

Signature's business is subject to numerous risks and uncertainties which may affect its results of operations in the future and may cause such future results to differ materially and adversely from projections included in or underlying any forward-looking statements made by or on behalf of Signature. Among the factors that may adversely affect Signature's business are:

Risks of The Lodging Industry. Signature's business is subject to all of the risks inherent in the lodging industry. These risks include, among other factors, varying levels of demand for rooms and related services, adverse effects of general and local economic and market conditions (particularly in areas where Signature has a high concentration of Signature Inn hotels), changes in travel patterns, changes in governmental regulations that influence wages, prices or construction costs, changes in interest rates, the availability of credit and changes in real estate taxes and other operating expenses and the recurring need for renovations, refurbishment and improvements of hotel properties. Also, values of hotel properties are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole.
In addition, because of the high level of fixed costs required to operate hotels, certain significant expenditures cannot generally be reduced when circumstances cause a reduction of revenue. In addition to general risks that are associated with real property ownership and development, investments in limited purpose facilities, such as a hotel, typically involve greater risk than do investments in multi-purpose properties. Some limited purpose facilities risks are as follows:

     Competition for Market Share. The operation of hotels is a highly competitive business. Each Signature Inn hotel is in competition with several hotels in its market area. These competitive hotels are of varying quality and size, may be part of national or regional chains and may have available to them greater financial resources than those available to Signature. However, there is no single competitor or small number of competitors which dominate the hotel industry. Demographic, economic or other changes in one or more markets could adversely affect the competitive status of Signature's hotels in those markets. This, in turn, would affect the overall operations of Signature. In addition, there can be no assurance that the opening of new competing hotels or the reduction of room rates in any particular market will not lead to greater competition for any or all of the Signature Inn hotels than presently exists.

     Requirements for Capital and Labor. Hotels are capital intensive. In order to remain competitive, hotel facilities must be continually maintained, modernized and refurbished. This increases the need for capital funds (whether from reserves, current cash flow or external financing) which increases the sensitivity of the investment to the cost and availability of such funds. In addition, hotels are management and labor intensive and are especially susceptible to the impact of economic and other conditions outside the control of the hotel owner.

     Uninsured or Underinsured Liability Risks. Signature may be exposed to potential liability arising from such matters as employment and property laws, labor difficulties and personal injuries. Many businesses, including those in the lodging industry, periodically have experienced increases in insurance costs while availability of coverage has decreased. Any such occurrence could render certain types of desired coverage unavailable at commercially reasonable rates, with the consequence that any related claims might then exceed coverage.

Number and Geographic Concentration of Signature's Hotels. The Signature Inns chain is not geographically represented nationally. The Signature Inns chain consists of a limited number of hotels in the Midwest region. Therefore, Signature's results of operations and financial condition are substantially affected by economic conditions in the Midwest.

Volatility of Market Price. The market price of Signature's common stock and Series A Preferred Stock are subject to fluctuations because of variations in quarterly operating results and other factors, such as changes in the general conditions of the economy, the financial markets or the lodging industry, natural disasters or other developments affecting Signature and/or its competitors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad fluctuations may materially adversely affect the market price of Signature's common stock and Series A Preferred Stock.

Limitations on Dividends. Two of Signature's loan agreements prohibit Signature from making a dividend payment on the Series A Preferred Stock if there exists a default (either matured or unmatured) thereunder, including a default upon financial covenants such as the requirement that Signature maintain a ratio of earnings before interest, taxes, depreciation and amortization to fixed charges, as defined.

Control by Management Group. Management beneficially owns 800,821 shares of Signature's common stock, representing approximately 37.3% of the outstanding shares of common stock. As a result of such ownership, Signature's management, although not owning a majority of the shares of common stock, owns a sufficient percentage of those shares to afford it substantial control over the operations and affairs of Signature.

Risk of Failure to Obtain Year 2000 Compliance. Year 2000 risks include failure to obtain successful testing of hardware/software, failed attempts to obtain vendor compliance and failure on the part of suppliers and service providers. Signature believes that under most reasonably likely worst case scenarios hotel operations could be disrupted, a reduction in hotel occupancy due to lost reservations, or corporate financial functions could be impaired. Such an event would cause certain processes to revert to manual systems and could have a material adverse impact on Signature's operating results and financial position. Contingency plans to address those risks have not been fully developed, however Signature intends to finalize its contingency plan for those risks by October 1999.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...........................................  F-2
Consolidated Balance Sheets as of December 31, 1998, and 1997..........  F-3
Consolidated Statements of Operations for each of the three years ended December 31, 1998, 1997 and 1996...............................  F-4
Consolidated Statements of Shareholders' Equity for each of the three years ended December 31, 1998, 1997 and 1996.........................  F-5
Consolidated Statements of Cash Flows for each of the three
  years ended December 31, 1998, 1997 and 1996.........................  F-6
Notes to Consolidated Financial Statements.............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Signature Inns, Inc.

   We have audited the accompanying consolidated balance sheets of Signature Inns, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan, and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signature Inns, Inc. as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

KPMG LLP
Indianapolis, Indiana
February 18, 1999

                              SIGNATURE INNS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                    December 31,  December 31,
                                                        1998          1997
                                                    ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents........................ $ 10,046,626  $ 11,126,602
  Restricted cash..................................      758,127       529,212
  Accounts receivable..............................    1,014,550       702,891
  Income taxes receivable..........................      353,539       517,553
  Other current assets.............................      716,306       373,141
                                                    ------------  ------------
    Total current assets...........................   12,889,148    13,249,399
Property and equipment, net........................  108,825,365   108,670,976
Furniture and equipment cash reserves..............      668,822     1,395,557
Hotel limited partnership investment...............      813,200       833,107
Deferred costs and other assets, net...............      813,522       678,599
                                                    ------------  ------------
                                                    $124,010,057  $124,827,638
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................ $  1,810,533  $  1,606,390
  Accounts payable.................................      587,798       743,086
  Accrued property taxes...........................    1,510,191     1,526,653
  Accrued payroll..................................      910,490       808,944
  Other current liabilities........................      473,655       583,525
  Preferred stock dividends........................      958,800       958,800
                                                    ------------  ------------
    Total current liabilities......................    6,251,467     6,227,398
Deferred income taxes..............................      886,000           --
Long-term debt, less current portion...............   67,839,397    69,611,507
                                                    ------------  ------------
    Total liabilities..............................   74,976,864    75,838,905
                                                    ------------  ------------
Shareholders' equity:
  Cumulative convertible preferred stock (no par
   value; 5,000,000 shares authorized; 2,256,000
   shares issued)..................................   40,776,126    40,776,126
  Common stock (no par value; 25,000,000 shares
   authorized; 2,105,703 and 2,105,203 shares
   issued and outstanding).........................   10,016,363    10,013,800
  Accumulated deficit..............................   (1,759,296)   (1,801,193)
                                                    ------------  ------------
    Total shareholders' equity.....................   49,033,193    48,988,733
                                                    ------------  ------------
                                                    $124,010,057  $124,827,638
                                                    ============  ============

          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Years Ended December 31,
                                          ------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  ----------
Revenues.................................
  Guestroom revenues..................... $40,658,614  $38,287,318  $5,241,230
  Other hotel revenues...................   1,745,294    1,650,611     262,656
  Management and franchise fees..........      94,224      208,166   3,061,958
                                          -----------  -----------  ----------
    Total revenues.......................  42,498,132   40,146,095   8,565,844
                                          -----------  -----------  ----------
Operating costs and expenses:
  Direct hotel expenses..................  23,776,591   22,513,790   3,203,180
  Depreciation, amortization and
   retirements...........................   4,751,746    3,718,483     570,454
  Corporate expenses.....................   2,745,162    2,629,930   2,311,326
  Merger transaction costs...............     224,267          --          --
                                          -----------  -----------  ----------
    Total operating costs and expenses...  31,497,766   28,862,203   6,084,960
                                          -----------  -----------  ----------
    Operating income.....................  11,000,366   11,283,892   2,480,884
Other income (expense):
  Equity in income of hotel limited
   partnerships..........................      23,021      (49,065)    596,190
  Interest income........................     589,897      542,613     206,835
  Interest expense.......................  (6,263,797)  (5,804,796) (1,035,340)
  Other..................................      52,610      352,564    (372,450)
                                          -----------  -----------  ----------
    Income before income tax expense.....   5,402,097    6,325,208   1,876,119
Income tax expense.......................   1,525,000    1,150,000     216,893
                                          -----------  -----------  ----------
    Net income...........................   3,877,097    5,175,208   1,659,226
Preferred stock dividends................   3,835,200    3,620,880         --
                                          -----------  -----------  ----------
    Net income applicable to common
     stock............................... $    41,897  $ 1,554,328  $1,659,226
                                          ===========  ===========  ==========
    Basic and diluted earnings per common
     share............................... $      0.02  $      0.74  $     0.79
                                          ===========  ===========  ==========
Weighted average common shares
 outstanding.............................   2,105,513    2,103,993   2,104,167
                                          ===========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             Common Stock           Preferred Stock
                         ----------------------  --------------------- Accumulated
                          Shares      Amount      Shares     Amount      Deficit      Total
                         ---------  -----------  --------- ----------- -----------  ----------
Balance at December 31,
 1995................... 2,103,872  $ 9,805,973        --  $       --  (5,014,747)   4,791,226
  Net income............       --           --         --          --   1,659,226    1,659,226
  Collection of notes
   receivable...........       --       208,875        --          --         --       208,875
  Common shares issued..       541        2,666        --          --         --         2,666
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1996................... 2,104,413   10,017,514        --          --  (3,355,521)   6,661,993
  Net income............       --           --         --          --   5,175,208    5,175,208
  Fractional shares
   redeemed.............    (2,005)     (16,267)       --          --         --       (16,267)
  Restricted stock
   grant................       500        3,000        --          --         --         3,000
  Exercise of stock
   options..............     2,295        9,553        --          --         --         9,553
  Preferred shares
   issued, net..........       --           --   2,256,000  40,776,126        --    40,776,126
  Preferred stock
   dividends ($1.60 per
   share)...............       --           --         --          --  (3,620,880)  (3,620,880)
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1997................... 2,105,203   10,013,800  2,256,000  40,776,126 (1,801,193)  48,988,733
  Net income............       --           --         --          --   3,877,097    3,877,097
  Restricted stock
   grant................       500        2,563        --          --         --         2,563
  Preferred stock cash
   dividends ($1.70 per
   share)...............       --           --         --          --  (3,835,200)  (3,835,200)
                         ---------  -----------  --------- ----------- ----------   ----------
Balance at December 31,
 1998................... 2,105,703  $10,016,363  2,256,000 $40,776,126 (1,759,296)  49,033,193
                         =========  ===========  ========= =========== ==========   ==========


          See accompanying notes to consolidated financial statements.

                              SIGNATURE INNS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Years ended December 31,
                                        --------------------------------------
                                           1998          1997         1996
                                        -----------  ------------  -----------
Cash flows from operating activities:
  Net income........................... $ 3,877,097  $  5,175,208  $ 1,659,226
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation of property and
     equipment.........................   4,682,814     3,669,251      538,274
    Amortization of deferred costs.....      67,099        46,805       32,180
    Equity in income of hotel limited
     partnerships, net of distributions
     received of $776,883 in 1997 and
     $783,761 in 1996..................     (23,021)      825,948      187,571
    (Gain) loss on sale of land........     (52,610)     (352,564)      26,938
    Change in restricted cash..........    (228,915)     (244,920)      (4,349)
    Change in income taxes receivable..     164,014      (517,553)         --
    Deferred income taxes..............     886,000           --           --
    Other partners' equity in income...         --            --       345,512
    Change in accrued revenue and
     expenses, net.....................    (729,530)     (312,116)      84,863
                                        -----------  ------------  -----------
      Net cash provided by operating
       activities......................   8,642,948     8,243,254    2,870,215
                                        -----------  ------------  -----------
Cash flows from investing activities:
  Property and equipment additions.....  (4,320,401)   (4,165,978)    (496,202)
  Proceeds from sale of land...........     147,624       521,701      210,018
  Net change in loans to hotel limited
   partnership.........................      40,800      (238,831)      90,000
  Deferred costs and other assets......    (139,240)     (124,908)    (527,543)
  Non-operating distributions from
   hotel limited partnerships..........         --        791,481          --
  Acquisition of hotels from affiliated
   entities............................         --    (31,819,484)         --
  Acquisition and conversion costs of
   other operating hotels..............         --     (2,633,898)  (1,788,304)
                                        -----------  ------------  -----------
      Net cash used by investing
       activities......................  (4,271,217)  (37,669,917)  (2,512,031)
                                        -----------  ------------  -----------
Cash flows from financing activities:
  Proceeds of long-term debt...........   6,150,000    38,523,906      479,159
  Repayments of long-term debt.........  (7,675,181)  (35,302,356)  (2,171,882)
  Repayments of revolving line of
   credit..............................         --     (2,750,000)   1,650,000
  Loan financing costs.................     (91,326)     (491,044)     (45,687)
  Proceeds from issuance of preferred
   stock, net..........................         --     41,199,997          --
  Preferred stock offering costs.......         --            --      (423,871)
  Cash dividends on preferred stock....  (3,835,200)   (2,662,080)         --
  Issuance of common stock.............         --          9,553      208,875
  Fractional common shares redeemed....         --        (16,267)         --
  Distributions to other partners......         --            --       (78,325)
                                        -----------  ------------  -----------
      Net cash provided (used) by
       financing activities............  (5,451,707)   38,511,709     (381,731)
                                        -----------  ------------  -----------
Net change in cash and cash
 equivalents...........................  (1,079,976)    9,131,851      (23,547)
Cash and cash equivalents at beginning
 of year...............................  11,126,602     1,994,751    2,018,298
                                        -----------  ------------  -----------
Cash and cash equivalents at end of
 year.................................. $10,046,626  $ 11,126,602  $ 1,994,751
                                        ===========  ============  ===========

          See accompanying notes to consolidated financial statements.

                             SIGNATURE INNS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

    Business

    The Company owns and operates 25 Signature Inn hotels at December 31, 1998 located in six Midwestern states and manages one additional Signature Inn hotel owned by a non-consolidated affiliate partnership.

    Basis of Presentation

    In January 1997, the Company completed a public offering of 2,256,000 shares of cumulative convertible preferred stock at $20 per share. Using a portion of the proceeds of the offering, other sources of funds and the assumption of debt, the Company acquired in a purchase transaction 20 hotel properties previously owned by affiliated entities and the remaining 50% ownership interest in three other hotel properties which had previously been consolidated. The aggregate purchase price was $84.1 million, including the assumption or replacement of $52.2 million of affiliate hotel debt, excluding the Company's existing equity interests which were recorded at their historical cost basis.

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of the acquired hotel properties are included from the date of acquisition. The effects of all significant intercompany accounts and transactions have been eliminated in consolidation. The equity method is used for investments in hotel limited partnerships in which the Company has 50% or less ownership and does not exercise legal, financial and operational control.

    Certain reclassifications of prior year amounts have been made to conform with current year presentations.

    Revenues

    Guestroom and other hotel revenues are recognized on a daily basis as services are provided. Management and franchise fees are based on a percentage of revenues of the hotels owned by hotel limited partnerships and are recognized as hotel revenues are earned.

    Earnings Per Share

    Earnings per share are computed by dividing net income applicable to common stock by the weighted average shares of common stock outstanding. The Company has no dilutive securities.

    Cash Equivalents

    Cash equivalents represent highly liquid short-term investments with initial maturities of three months or less.

    Property and Equipment

    Property and equipment is recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line basis over the estimated useful lives of 40 years for buildings, 15 to 20 years for land improvements and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized on the straight-line basis over the term of the related lease. Land held for sale is carried at the lower of cost or estimated fair value less selling costs.

    Deferred Costs

    Fees and other costs incurred in obtaining long-term financing are amortized on the straight-line basis over the term of the related loan. Unamortized loan costs are charged to expense upon the early payment of the related financing. Costs related to the issuance of capital stock are charged to the related proceeds. Accumulated amortization of deferred costs amounted to $676,000 and $609,000 at December 31, 1998 and 1997, respectively.

                              SIGNATURE INNS, INC.

   Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Stock Based Compensation

   In 1996, the Company adopted FAS 123 "Accounting for Stock Based Compensation," which prescribes accounting and reporting standards for all stock-based compensation plans. FAS 123 allows companies to continue using existing methods for recognizing the expense of these plans and requires pro forma disclosures in the financial statements of earnings per share using the fair value method prescribed in the statement.

   Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Impairment

   Investments in real estate and partnerships are evaluated periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in legal factors or business climate that affect the recovery of recorded value. If any real estate or partnership investments are considered impaired, a loss is provided to reduce the carrying value to its estimated fair value.

   Fair Value of Financial Instruments

   The carrying amount of long-term debt approximates its fair value because the interest rates currently approximate market. A reasonable estimate of the fair value of the receivables from hotel limited partnerships (note 3) is not practicable without incurring excessive costs because there is no market for a comparable instrument. The carrying amounts of all other financial instruments approximate fair value because of the short-term maturity of these items.

(2) Property and Equipment

   Property and equipment representing Company-owned hotels, corporate office equipment and land held for sale or development are summarized as follows:

                                                          1998         1997
                                                      ------------ ------------
   Land.............................................. $ 14,507,055 $ 14,514,555
   Buildings.........................................   88,424,029   87,806,490
   Leasehold and land improvements...................    1,807,447    1,593,955
   Furniture and equipment...........................   18,259,654   14,269,631
   Land held for sale or development.................      709,933      698,450
                                                      ------------ ------------
                                                       123,708,117  118,873,081
   Accumulated depreciation..........................   14,882,752   10,202,105
                                                      ------------ ------------
                                                      $108,825,365 $108,670,976
                                                      ============ ============

                              SIGNATURE INNS, INC.

(3) Hotel Limited Partnerships

   Summary financial information for the hotel limited partnerships reported on the equity method is as follows:

                                          1998          1997          1996
                                       -----------  ------------  ------------
   Hotel properties..................  $ 3,809,631  $  3,894,265  $ 67,833,883
   Net current assets................     (226,290)     (271,864)      890,576
   Deferred costs....................       98,850       125,670       832,720
   Long-term debt....................   (2,252,373)   (2,375,806)  (56,760,169)
                                       -----------  ------------  ------------
     Net assets......................    1,429,818     1,372,265    12,797,010
   Less:
     Equity of other partners........      860,018       823,358    10,503,698
     Income not recognized...........          --            --        195,503
                                       -----------  ------------  ------------
       Equity in limited
        partnerships.................      569,800       548,947     2,097,809
   Receivables from limited
    partnerships, net................      243,400       284,200     3,441,648
                                       -----------  ------------  ------------
       Hotel limited partnership
        investments..................  $   813,200  $    883,107  $  5,539,457
                                       ===========  ============  ============
   Revenues..........................    1,567,188     3,022,384    34,346,009
   Operating costs and expenses......   (1,509,635)   (3,314,000)  (31,479,752)
   Nonrecurring items................          --     20,177,670    (2,890,000)
                                       -----------  ------------  ------------
     Net income (loss)...............       57,553    19,886,054       (23,743)
   Less other partners' share........      (34,532)  (19,935,119)     (619,933)
                                       -----------  ------------  ------------
       Equity in income (loss).......  $    23,021  $    (49,065) $    596,190
                                       ===========  ============  ============

   As of December 31, 1998 and 1997, the receivables from hotel limited partnership carried an interest rate of 10.5%. Interest income on receivables from limited partnerships was $26,700, $18,393 and $142,640 in 1998, 1997 and 1996, respectively.

   The nonrecurring items in 1997 represent the net gains from the sale of the partnerships' hotels to the Company, which gains were allocated to the limited partners. The nonrecurring items in 1996 represent write-downs of the hotel properties of certain partnerships.

(4) Long-Term Debt

   Long-term debt at December 31 is summarized as follows:

                                                            1998        1997
                                                         ----------- -----------
     Hotel mortgages.................................... $69,649,930 $71,165,741
     Other..............................................         --       52,156
                                                         ----------- -----------
                                                          69,649,930  71,217,897
     Less current portion...............................   1,810,533   1,606,390
                                                         ----------- -----------
     Long-term portion.................................. $67,839,397 $69,611,507
                                                         =========== ===========

   The hotel mortgages are secured by hotels and land and bear interest at rates ranging from 7.5% to 10.0% (8.75% and 8.90% weighted average interest rates at December 31, 1998 and 1997, respectively) through maturity dates ranging from 2000 to 2016.

                             SIGNATURE INNS, INC.

   The line of credit of $2,750,000 was paid off in full in January 1997 upon completion of the preferred stock offering and not renewed.

   The aggregate annual scheduled principal payments during the next five years are: $1,811,000 in 1999, $7,810,000 in 2000, $6,212,000 in 2001,
$1,758,000 in 2002 and $1,919,000 in 2003.

   Interest paid amounted to $6,260,000, $5,723,000 and $1,040,000 in 1998,
1997 and 1996, respectively.

(5) Income Taxes

   Income tax expense is summarized as follows:

                                                1998        1997        1996
                                             ----------  -----------  ---------
     Current................................ $  639,000  $ 1,150,000  $ 216,893
     Deferred...............................  1,168,000    1,329,000    500,000
     Valuation allowance decrease...........   (282,000)  (1,329,000)  (500,000)
                                             ----------  -----------  ---------
         Total income expense............... $1,525,000  $ 1,150,000  $ 216,893
                                             ==========  ===========  =========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

                                                             1998       1997
                                                          ---------- ----------
     Deferred Tax Assets:
       Land held for sale or development................. $  315,000 $  315,000
       Net operating loss carry forwards.................    218,000    947,000
       Other.............................................      6,000      6,000
                                                          ---------- ----------
         Gross deferred tax assets.......................    539,000  1,268,000
         Less valuation allowances.......................        --    (282,000)
                                                          ---------- ----------
         Net deferred tax assets.........................    539,000    986,000
                                                          ---------- ----------
     Deferred Tax Liabilities:
       Deferred costs....................................     41,000        --
       Hotel properties, primarily depreciation..........  1,384,000    986,000
                                                          ---------- ----------
         Deferred tax liabilities........................  1,425,000    986,000
                                                          ---------- ----------
           Net deferred tax liability.................... $  886,000 $      --
                                                          ========== ==========

   The following reconciles income tax expense at the federal statutory tax rate to the effective rate:

                                                            1998  1997   1996
                                                            ----  -----  -----
     Income taxes at the federal statutory rate............ 34.0%  34.0%  34.0%
     State taxes, net of federal tax benefit...............  2.7    6.0    4.3
     Decreases in valuation allowance, principally arising
      from the utilization of net operating loss
      carryforwards........................................ (4.0) (21.8) (26.7)
     Reduction for overaccrual of prior year tax expense... (4.5)   --     --
                                                            ----  -----  -----
     Effective income tax rate............................. 28.2%  18.2%  11.6%
                                                            ====  =====  =====

                              SIGNATURE INNS, INC.

   Income taxes paid amounted to $1,349,000, $1,618,000 and $145,500 in 1998,
1997 and 1996, respectively. At December 31, 1998, the net operating loss carryforwards for income taxes, which expire in 2007, are approximately $640,000.

(6) Shareholders' Equity and Employee Stock Plans

   In January 1997, the Board of Directors authorized a 1-for-3.7 reverse common stock split, decreasing the number of outstanding shares from 7,786,327 to 2,104,413. All share and per share amounts have been retroactively restated to reflect the reverse stock split. Shareholders subsequently voted to amend the articles of incorporation and increase the authorized common stock to 25,000,000.

   Preferred Stock

   The holders of the outstanding Series A cumulative preferred stock ("Series
A Preferred Stock") are entitled to cumulative dividends in the annual amount of $1.70 per share, when declared by the Board of Directors. The aggregate cumulative unpaid dividends on preferred stock of $958,000, or $.425 per share, were declared and accrued as of December 31, 1998 and paid in January 1999 and the same amount was declared and accrued as of December 31, 1997 and paid in January 1998. Holders have the right to convert their shares of Series A Preferred Stock into shares of common stock, at any time, at the ratio of 2.08 shares of common stock for each share of preferred stock. The preferred stock is not entitled to vote, unless the Company is in default in the payment of full dividends for six dividend quarters. The Company can redeem the preferred stock after January 31, 2000, at the following redemption prices:

                                                                      Redemption
     Period                                                             Price
     ------                                                           ----------
     February 1, 2000 to January 31, 2001............................   $20.97
     February 1, 2001 to January 31, 2002............................   $20.72
     February 1, 2002 to January 31, 2003............................   $20.49
     February 1, 2003 to January 31, 2004............................   $20.24
     February 1, 2004 and thereafter.................................   $20.00

   Stockholder Rights Plan

   The Company has a Stockholder Rights Plan under which a dividend of one preferred stock purchase right ("Right") was distributed for each outstanding share of the Company's common stock to shareholders of record on March 18, 1997. Each Right entitles the holder to buy one-hundredth of one share of non-cumulative preferred stock at an exercise price of $40 per hundredth of a share. The Rights become exercisable ten days after a person or group acquires beneficial ownership of 20% or more of the Company's common stock. The Rights are nonvoting and expire on March 18, 2007, unless exercised or previously redeemed by the Company at $.001 each. If the Company is involved in a merger or certain other business combinations not approved by the Board of Directors, each Right entitles its holder, other than the acquiring person or group, to purchase common stock of either the Company or the acquirer having a value of twice the exercise price of the Right.

   Equity Incentive Plan

   Awards may be granted to directors, officers and employees of the Company under the 1996 Equity Incentive Plan in the form of incentive stock options, non-qualified stock options, or restricted stock grants until February 2006. No more than 750,000 shares of common stock may be awarded as either stock options or restricted stock grants, subject to adjustment in certain circumstances (the "Available Shares"). Available Shares cannot exceed 10% of the total outstanding shares of common stock and no more than 5% of the Available Shares may be awarded in the form of restricted stock grants. Outside Directors are eligible only for

                              SIGNATURE INNS, INC.

awards of restricted stock grants. The exercise price of the stock options shall not be less than the fair market value of the Company's common stock at the time of the grant. Each stock option becomes exercisable in installments on the first, second and third anniversary of the grant and expire 10 years from the date of the grant.

   A summary of common shares and prices of stock options granted and forfeited under the 1996 Equity Incentive Plan is as follows:

                                                                  Price Shares
                                                                  ----- -------
     Granted in 1997............................................. $8.00  91,500
     Forfeited in 1997........................................... $8.00  (2,500)
                                                                        -------
     Outstanding at December 31, 1997............................ $8.00  89,000
     Forfeited in 1998........................................... $8.00 (13,000)
                                                                        -------
     Outstanding at December 31, 1998............................        76,000
                                                                        =======

   During 1997, options for 2,295 shares granted under the 1986 Incentive Stock Option Plan were exercised at $4.16 per share.

   Stock Based Compensation

   The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   Pro forma information is required as if the Company had accounted for its employee stock options under the fair value method of FAS 123. The fair value of these granted options was estimated using a Black-Scholes option pricing model with the following assumptions for 1997: a risk-free interest rate of 5.75%; no dividend yield; a volatility factor of the expected market price of the Company's common stock of .39; and a weighted-average expected life of the options for nine years. Had compensation cost for the Company's stock option grants been determined based on the fair market value consistent with the method of FAS 123, the Company's net income would have been reduced by $33,000 and $55,000 or $.02 and $.03 per common share for 1998 and 1997, respectively.

(7) Segment Reporting

   The Company owns and operates 25 limited service hotels in six Midwestern states. The Company assesses and measures operating results on an individual property basis for each of its hotels, based on operating income. Since all of the Company's hotels exhibit highly similar economic characteristics, cater to the same market segments, and offer similar degrees of risk and opportunities for growth, the hotels have been aggregated and reported as one operating segment.

                              SIGNATURE INNS, INC.

   The significant accounting policies of the segments are the same as those described in note 1. There are no significant inter-segment transactions. The revenues, hotel operating income, reconciliation of hotel operating income to income before income tax expense, and total assets for each of the reportable segments are summarized in the following table.

                                                  Year ended December 31,
                                                 ----------------------------
                                                   1998       1997     1996
                                                 ---------  --------  -------
                                                       (in thousands)
     Hotel Operating Income
     Total hotel revenue........................ $  42,404  $ 39,938  $ 5,504
     Direct hotel expenses......................    23,777    22,514    3,203
                                                 ---------  --------  -------
       Hotel Operating Income...................    18,627    17,424    2,301
     Non-Property Income (Expenses)
     Management and franchise fees..............        94       208    3,062
     Equity in income of hotel limited
     partnerships...............................        23       (49)     596
     Corporate expenses.........................    (2,745)   (2,630)  (2,311)
     Interest expense...........................    (6,264)   (5,805)  (1,035)
     Depreciation, amortization and
     retirements................................    (4,752)   (3,718)    (570)
     Other, net.................................       419       895     (167)
                                                 ---------  --------  -------
       Income before income tax expense......... $   5,402  $  6,325  $ 1,876
                                                 =========  ========  =======
                                                 As of December 31,
                                                 -------------------
                                                   1998       1997
                                                 ---------  --------
     Total Assets
     Hotel properties........................... $ 111,507  $111,026
     Non-segment assets.........................    12,503    13,802
                                                 ---------  --------
                                                 $ 124,010  $124,828
                                                 =========  ========

(8) Merger Agreement

   On January 27, 1999, Signature Inns, Inc. and Jameson Inns, Inc. entered into an agreement and plan of merger pursuant to which the Company will merge with and into Jameson Inns, Inc. The holders of Company common stock (the "Company Common Stock") will receive one-half share of Jameson common stock (the "Jameson Common Stock") and a cash payment of up to $1.50 in exchange for each share of Company Common Stock owned. The amount of the cash payment will be reduced from $1.50 if a dividend is declared and paid to the holders of the Company Common Stock prior to the consummation of the merger. Such a dividend distribution may be required to distribute all accumulated earnings and profits, as defined under federal tax law, of the Company prior to the merger to protect the REIT status of Jameson. Holders of the outstanding shares of the Series A Preferred Stock will receive an equal number of shares of a new Series of Jameson cumulative convertible preferred stock (the "Jameson Series S Preferred Stock") having substantially the same terms as the Series A Preferred Stock, including an annual preferred dividend right of $1.70 per share and a liquidation preference of $20.00 per share. Upon conversion of each share of the new Jameson Series S Preferred Stock (at any time in the future), holders will be entitled to receive 1.04 shares of Jameson Common Stock and a cash payment of $3.125.

   The Merger is subject to approval by the holders of the Company's common stock and Series A Preferred Stock, each voting separately as a single class, approval by the Jameson common shareholders and certain other conditions.

                              SIGNATURE INNS, INC.

   In connection with the merger and prior strategic alternative transactions that were not consummated, the Company recorded in the fourth quarter a charge to operating expenses of $224,000 ($161,000 after taxes, or $.08 per common share) for direct and other related costs associated with the merger and other transactions. These transaction costs consisted primarily of fees for investment bankers, attorneys, accountants and other related charges.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             SIGNATURE INNS, INC.


Date:  March 9, 1999         By: /s/ John D. Bontreger
                                 ----------------------------------------------
                                 John D. Bontreger
                                 Chairman, President and Chief Executive Officer

                                 EXHIBIT INDEX

No.        Document
---        --------

23.1       Consent of KPMG LLP Independent Certified Public Accountants

27         Financial Data Schedule (for SEC use only)